Exhibit 99.1
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
FOR IMMEDIATE RELEASE
www.pharmoscorp.com

Pharmos Announces Agreement to Sell Certain CB2 Selective Agonists

Iselin NJ, February 18, 2009 - Pharmos Corporation (Nasdaq: PARS) announced today that it has entered into an agreement with an Israel based company, Reperio Pharmaceuticals Ltd. (Reperio) for the sale of the patent rights and technical know how related to the compound known as PRS-639,058 and some follow on molecules.  These CB2-selective cannabinoids are synthetic compounds which belong to the class of nonclassical cannabinoids and thus display fewer of the undesired psychotropic and cardiovascular side-effects seen with some natural cannabinoids.

Pharmos had developed these compounds in preclinical testing for neuropathic pain. The particular patents and know how subject to this agreement share some of the pharmacological properties with cannabinoids and have a common wide range of beneficial therapeutic indications. In particular, the compounds sold are useful as analgesic, neuroprotective, immunomodulatory and anti-inflammatory agents.

The two companies have executed an Asset Purchase Agreement, which is targeted to close on or before June 6, 2009. As well as customary closing conditions, Reperio must reach consent with the Office of the Chief Scientist to clearly define the assumption of potential liabilities for grant payments that were made to Pharmos during the development of the CB2 program.

The sale is consistent with Pharmos’ objectives to conserve its cash resources for the development of Dextofisopam, currently enrolling in a Phase 2b US trial. The Company previously announced the closure of its operations in Israel, effective October 31, 2008.

Two of the Company’s former scientists will join Reperio and the arrangement allows for further development of these CB2 assets.  As part of the agreement Pharmos will be granted an equity ownership in Reperio and will be entitled to license and royalty fees commensurate with the preclinical development stage of the assets.

About Pharmos Corporation
Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company's lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering.  Certain of the CB2 assets, as identified, are the subject of the agreement announced in this press release.

Safe Harbor Statement
Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contact
S. Colin Neill
President and CFO
(732) 452-9556